Exhibit 10.20

January 1, 2017

Confidential

Via Electronic Mail

James Empfield

18 School Street

Natick, Massachusetts

01760, USA

Dear Jim,

Re:  Offer of Continued Employment

As we have discussed, you will be transferring within Xenon to be the Senior Vice President, Drug Discovery, employed by Xenon Pharmaceuticals USA Inc. (the “Company”), a wholly-owned subsidiary of Xenon Pharmaceuticals Inc. (the “Parent”), effective as of January 1, 2017.  Subject to Sections L through P below, the Company agrees to employ you, and you agree to serve the Company, on an “at-will” basis, which means that either the Company or you may terminate your employment with the Company at any time and for any or no reason, in accordance with the terms of this agreement (the “Agreement”).

This Agreement replaces in its entirety the employment agreement that you previously entered into with Parent on February 8, 2016 (the “Prior Agreement”). You acknowledge and agree that accrued, but unused paid time off with Parent will be transferred to the Company in accordance with applicable law. You further hereby acknowledge and agree that you have received any and all compensation that may be owed to you by Parent or any related entity and that, with the exception of any transferred paid time off balance referenced above, you are not entitled to any additional compensation as the result of your transfer from the Parent to the Company.  You further acknowledge and agree that you will remain eligible to receive your 2016 performance bonus with Parent on the same terms as in effect immediately prior to the effectiveness of this Agreement.

A. Base Salary.  Subject to Section V below, you will earn a base salary at a rate of CAD$315,000 per year, less statutory and other applicable deductions as required, for all work and services you perform for the Company (the “Base Salary”).  The Base Salary is payable semi-monthly in arrears in accordance with the Company’s applicable payroll policies.

XENON PHARMACEUTICALS USA INC.

www.xenon-pharma.com

B. Annual Discretionary Bonus.  In addition to your Base Salary, you are eligible to earn an annual discretionary bonus of up to forty percent (40%) of your Base Salary, as then in effect, less statutory and other applicable deductions as required, for each completed calendar year of service.  The payment and amount of the annual bonus is within the sole discretion of the Board of Directors of the Company (the “Board”), based on the determination of the Compensation Committee of the Board of Directors of Parent (the “Compensation Committee”) and will be evaluated in the first quarter of each year in relation to the achievement of corporate and personal objectives and subject to the terms and conditions of Appendix A.  Such objectives will be established annually by the Compensation Committee in its sole discretion. Bonuses are not earned until paid and are contingent upon your continued employment with the Company through the date the bonus is paid.  No “pro-rated” or partial bonus will be provided unless provided for in Sections L through P below or as otherwise approved by the Board, based on the determination of  the Compensation Committee, in its sole discretion.

C. Annual Review.  The Compensation Committee will review annually your compensation package, including your salary and bonus percentage (if any) in accordance with its policies, and consideration will be given if the currency exchange rate between the US and Canadian dollars changes in a manner that could have a negative impact on you.  The Compensation Committee’s recommendations regarding your compensation package will be conveyed to the Board for final approval. Any adjustment to your compensation package, including the currency in which it is paid, is at the sole discretion of the Compensation Committee and the Board provided that the Base Salary will not be reduced without your consent and subject to Sections L and M of this Agreement.

D. Expense Reimbursement.  In accordance with its expense policy as amended from time to time, the Company will reimburse any authorized expenses actually and reasonably incurred in the course of performing your employment duties.  The Company will also provide to you, for the duration of your employment, any necessary work tools and equipment, such as a laptop computer and mobile phone.  Subject to advance approval by the Company, you will also be reimbursed for out-of-pocket expenses incurred for attending courses or workshops related to your employment duties.

E. Reporting Structure/Responsibilities.  You will report to the CEO of Parent.  You will perform the responsibilities and duties of your position, and subject to Sections L and M of this Agreement, such other responsibilities and duties as may be reasonably requested by the CEO of Parent from time to time.  You will at all times: (i) conform to the reasonable and lawful directions of the Parent, the Company and the Board; (ii) adhere to all applicable Company and Parent policies; (iii) give the Company the full benefit of your knowledge, expertise, skill and ingenuity; (iv) well and faithfully serve the Company; (v) devote your full working time and best efforts to furthering the interests of the Company; and (vi) exercise the degree of care, diligence and skill that a prudent executive would exercise in comparable circumstances.  You acknowledge and agree that you will sign an acknowledgement of any applicable Company or Parent policy in connection with your commencing employment with the Company.

You will not during your employment with the Company, be employed by, or provide products or services of any nature whatsoever to, any other person, company, organization or other entity without prior written permission from the Company, provided that you may provide services to Parent as agreed between Parent and Company as part of your duties under this Agreement (with the understanding that the compensation provided to you under this Agreement shall fully compensate you for any such services to Parent).  This does not restrict you from performing reasonable volunteer activities; however, you must obtain the prior consent of the Company if you wish to serve on a board of directors or advisory board, or if you perform any paid work or services for other organizations.  Schedule A contains a description of all such appointments and positions that you currently occupy, and all paid work and services you currently provide to outside organizations, to which the Company confirms that it provides its permission.  The Company retains the right to revoke any consent for such outside services, especially in the event where any such services may create a conflict of interest.

F. Paid Time Off.  You will earn twenty (20) days of paid time off per calendar year on a pro rata basis. You may use paid time off for any purpose, including vacation, sick or personal days.  You may also be entitled to other leaves, including without limitation, an additional allotment of paid sick days and statutory holidays in accordance with applicable law and the Company’s applicable policies, as may be in effect from time to time. Accrued but unused paid time off and sick days will expire in accordance with the Company’s policies, as amended from time to time.

G. Confidentiality Agreement.  As a condition of your employment under this Agreement, you must enter into and abide by the enclosed At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement (the “Confidentiality Agreement”).  Please note that this agreement also deals with, among other things, confidentiality and the ownership of intellectual property developments, and contains non-solicitation, non-competition, and other restrictive covenants.  By entering into the Confidentiality Agreement, you are agreeing that compliance with its provisions is reasonable and a necessary requirement in our highly competitive industry, and may be required by our agreements with our suppliers, customers, and distributors.  In the event that you leave the employ of the Company, you consent to notification by the Company to your new employer about your rights and obligations under the Confidentiality Agreement.

H. Stock Options.  As a Company employee, you will be eligible to participate in Parent’s 2014 Equity Incentive Plan, a copy of which you have already been provided.  You were granted 40,000 stock options to purchase common shares of Parent in connection with your hiring by Parent and these options will continue to vest in accordance with their terms while you are employed by Company.

I. Benefits.  You will be eligible to receive and participate in the Company’s employee benefits as may be established from time to time for the Company’s employees, subject to the terms of the applicable plans. You will be eligible to participate in the Company’s current Group RRSP Plan, or an equivalent USA retirement savings plan, which, subject to compliance with applicable U.S. laws, may include a Company matching contribution of up to the amount of your personal contributions to such retirement savings plan in a given tax year, subject to a cap of 5% of your Base Salary (the “Matching Contribution”).  Alternatively, if either (a) there is no Company-sponsored retirement savings plan in which you are eligible to participate, or (b) there is a Company-sponsored retirement savings plan in which you have contributed the maximum amount permitted by law in a given tax year and applicable U.S. law does not permit receipt of the full Matching Contribution, then the Company may pay you a bonus in an amount through the Company’s regular payroll so that the aggregate amount you receive for a plan year (including any portion of the Matching Contribution) is economically equivalent to the full Matching Contribution.

J. Taxes.  Any taxes applicable to your employment compensation package with the Company and your secondment to the Parent will be deducted and remitted to the appropriate authorities in accordance with the Company’s standard policies and applicable law.  You acknowledge and agree that during your employment with the Company, you will be expected to provide services to the Parent pursuant to a secondment arrangement between the Company and the Parent, and that any such services may result in your owing taxes in Canada. You are advised to consult your own financial advisor.

K. Insurance and Indemnification.  As an officer of the Company and/or of the Parent during your employment with the Company, you will be covered by Parent’s Directors’ and Officers’ Liability Insurance Policy and such other indemnity policy, agreement or commitment established by the Company or Parent, as may be in effect from time to time, subject to the terms of the Insurance Policy and other policy, agreement or commitment and any amendments made from time to time at the discretion of the Parent’s Board of Directors, provided that no amendment will substantially reduce your entitlements.  Your coverage under such Insurance Policy and any other policy, agreement or commitment will continue after your employment with the Company ends in respect of your employment with the Company.

L. Change of Control.  In this Agreement:

a.

“Average Bonus” means an amount that is (i) the sum of the annual bonus awards (expressed as a percentage of the applicable year’s Base Salary) that you earned in each of the three (3) completed calendar years preceding the date your employment with the Company terminates, divided by (ii) three (3), multiplied by (iii) your Base Salary at the time your employment with the Company terminates [for example: (15%+5%+10%)/3 = 10% of Base Salary].

b.	“Change of Control” means:

(i)

the acquisition by any person or persons acting jointly or in concert (as determined by the Securities Act) (“Person”), whether directly or indirectly, of voting securities of the Parent that, together with all other voting securities of the Parent held by such Person, constitute in the aggregate more than 50% of all outstanding voting securities of the Parent; provided, however, that for purposes of this subsection, the acquisition of additional securities by any one Person, who owns more than 50% of all outstanding voting securities of the Parent will not be a Change of Control;

(ii)

an amalgamation, arrangement or other form of business combination of the Parent with another corporation that results in the holders of voting securities of that other corporation holding, in the aggregate, more than 50% of all outstanding voting securities of the corporation resulting from the business combination; provided, however, that for purposes of this subsection, the acquisition of additional securities by any one Person, who owns more than 50% of all outstanding voting securities of the Parent will not be a Change of Control; or

(iii)

a change in the ownership of a substantial portion of the Parent’s assets, including the sale, lease, transfer or exchange of a substantial portion of the Parent’s assets, to another Person, other than in the ordinary course of business of the Parent, which occurs on the date that such Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Parent that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Parent immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Parent’s assets: (A) a transfer to a Related Entity, or (B) a transfer of assets by the Parent to: (1) a stockholder of the Parent (immediately before the asset transfer) in exchange for or with respect to the Parent’s stock, (2) an entity of which the Parent has Control, (3) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the all outstanding voting securities of the Parent, or (4) an entity of which a Person described in this subsection (iii)(B)(3) has Control.  For purposes of this subsection (iii), gross fair market value means the value of the assets of the Parent, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets;

provided, however, that a Change in Control will not be deemed to have occurred if such Change in Control results solely from the issuance, in connection with a bona fide public offering, financing or series of financings by the Parent, of voting securities of the Parent or any rights to acquire voting securities of the Parent which are convertible into voting securities.

Further and for the avoidance of doubt, a transaction will not constitute a Change of Control if: (x) its sole purpose is to change the state or jurisdiction of the Parent’s incorporation, or (y) its sole purpose is to create a holding company the voting securities of which will be owned in substantially the same proportions by the persons who held the Parent’s voting securities immediately before such transaction.

c.	“Good Reason” means any of the following occurring within twelve (12) months after the occurrence of a Change of Control.

(i)

any unilateral change or series of changes to your employment responsibilities, reporting relationship, or status within the Company or Parent, such that immediately after such a change or series of changes to your responsibilities, reporting relationship, or status, taken as a whole, and taking into account the size and complexity of the business of the Company or Parent at that time, are substantially less than those assigned to you immediately prior to such change or series of changes; or

(ii)	a material reduction in your Base Salary or other compensation as in effect prior to the Change of Control; or

(iii)

the taking of any action by the Company or Parent, or the failure by the Company or Parent to take any action, that would materially adversely affect your participation in, or materially reduce your aggregate benefits under, the total package of incentive, bonus, compensation, RRSP, life insurance, health, accident disability and other similar plans in which you are participating prior to the action by the Company or Parent or the failure by the Company or Parent to take any action; or

(iv)

the unilateral requirement that you relocate to a new location that is both (a) more than 60 kilometers from your previous work location and (b) more than 60 kilometers from your primary residence; it being understood that you shall not be considered to have been relocated for purposes of this subsection (iv) if you are providing services to the Company consistent with Section R of this Agreement or you otherwise expressly consent to a change to Section R; or

(v)

failure or refusal of the Successor Company to offer you terms and conditions of employment, including the provisions of Section M of this Agreement, that are substantially the same as the provisions of this Agreement;

provided that any change or series of changes in reporting relationship alone will not constitute Good Reason.

d.	“Successor Company” means, in connection with a Change of Control, the surviving or acquiring company or entity.

e.	“Cause” has the meaning set forth in Appendix A.

M. Resignation for Good Reason or Termination without Cause in Connection With or Following Change of Control:  In the event of your resignation for Good Reason or a termination without Cause:

a.	prior to the Change of Control but related or connected to the Change of Control; or,

b.	within twelve (12) months after the date of the Change of Control,

then, your employment will end on the date it is terminated by the Company or Successor Company or the date terminated by you for Good Reason, in which case the Company or Successor Company will provide you with the following, subject to Appendix A and the conditions precedent therein:

a.

payment equal to twelve (12) months’ Base Salary, plus one (1) additional month of Base Salary for every year of consecutive service with the Company, including any service with Parent, and Successor Company, up to a combined maximum of eighteen (18) months (the “COC Payment Period”);

b.

payment of your Average Bonus pro-rated for the period of the bonus year you worked, less statutory and other applicable deductions as required, provided that if a bonus has not yet been determined for the preceding completed calendar year, the Company or Successor Company will first make that determination in the ordinary course using relevant criteria in a manner consistent with prior practice so that the Average Bonus can then be determined and paid in accordance with this provision;

c.

payment of an amount equal to the contributions to your retirement savings plan the Company would have paid on your behalf during the COC Payment Period and, if unpaid, for the period leading up to the termination of your employment;

d.	notwithstanding any provision in the Equity Incentive Plan to the contrary:

i.	immediate vesting of all unvested stock options and other deferred compensation awards granted to you by the Parent or the Successor Company; and

ii.

with respect to stock options and other deferred compensation granted pursuant to the Equity Incentive Plan and any subsequent deferred compensation plan, continued exercise rights for the longer of the period stipulated in the applicable plan or grant and 6 months from the termination of your employment.

e.

payment directly on your behalf or reimbursement to you for the cost of the monthly premiums for you and your eligible dependents to continue your health care benefits pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) up to the earlier of (I) the end of the Payment Period, or (II) the date you commence full-time employment.

In the case of your resignation for Good Reason, you must provide the Company or Successor Company with thirty (30) days’ written notice of Good Reason within three (3) months after the occurrence of Good Reason or, where based on a series of changes, the notice period that is based on three (3) month from the occurrence of Good Reason will commence on the occurrence of the last change in the series. Within thirty (30) days after receipt of written notice of Good Reason, the Company or the Successor Company may correct, reverse, rectify or otherwise resolve the change or series of changes that constitute Good Reason, in which case your employment with the Company or Successor Company will continue.

Subject to Appendix A, the payments above, will be inclusive of any termination or severance pay owing to you under applicable law, and will be subject to statutory withholdings and other regular payroll deductions. You will not be eligible for any additional severance or separation payments under any other Company policy or practice. You will be entitled to the pay, if any, accrued and owing under this Agreement up to the date of termination of your employment. In the event you trigger termination under the Change of Control/Good Reason terms above or are entitled to the termination provisions above as a result of the termination of your employment without Cause, you will not be eligible for any payment pursuant to the termination sections below.

Termination:

N. Resignation.  If for any reason you should wish to leave the Company, you will provide the Company with three (3) months’ prior written notice of your intention (the “Resignation Period”).  You agree that in order to protect the Company’s interests, the Company may, in its sole and unfettered discretion, waive the Resignation Period and end your employment immediately by delivering to you a written notice, which shall cease any further pay or compensation obligations of the Company (except for pay, if any, accrued and owing under this Agreement up to the date of termination of your employment).  Nothing in this provision is intended to alter the at-will nature of your employment with the Company.

O. Termination for Cause.  The Company may terminate your employment at any time for Cause, effective upon delivery by the Company to you of a written notice of termination of your employment for Cause.  You will not be entitled to receive any further pay or compensation (except for pay, if any, accrued and owing under this Agreement up to the date of termination of your employment), severance pay, notice, payment in lieu of notice, benefits or damages of any kind, and for clarity, without limiting the foregoing, you will not be entitled to any bonus or pro rata bonus payment that has not already been awarded by the Company.

P. Termination Without Cause.  The Company may terminate your employment without Cause at any time upon providing you written notice of termination and a severance payment in the amount of twelve (12) months plus one (1) additional month for every one (1) year of consecutive service with the Company or Parent, including service prior to the Effective Date and service provided pursuant to the Prior Agreement, up to a combined maximum of eighteen (18) months (the “Payment Period”), and subject to Appendix A and the conditions precedent therein.

In addition to the severance payment above, in the event of a termination without Cause, the Company will provide you with the following, and, as above, subject to Appendix A and the conditions precedent therein:

(i)

the Company will pay on your behalf or otherwise reimburse you for the cost of the monthly premiums for you and your eligible dependents to continue your health care benefits pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) up to the earlier of (I) the end of the Payment Period, or (II) the date you commence full-time employment;

(ii)

the Company will pay you an Average Bonus pro-rated for the period of the partial bonus year you actually worked immediately prior to the termination of your employment, less statutory and other applicable deductions as required, provided that if a bonus has not yet been determined for the preceding completed calendar year, the Compensation Committee will first make that determination in the ordinary course using relevant criteria in a manner consistent with prior practice and make its recommendation to the Board so that the Average Bonus can then be determined and paid in accordance with this provision;

(iii)	the Company will pay an amount equal to the contributions to your retirement savings plan it would have paid on your behalf for the Payment Period.

(iv)

notwithstanding any provision in the Equity Incentive Plan to the contrary, all options and any other deferred compensation granted to you will continue to vest for a period of three (3) months after the date your employment terminates and all vested stock options and other deferred compensation will be exercisable until the earlier of the original expiry day of the stock options and deferred compensation and the date that is six (6) months after the date your employment terminates.

Any payments, severance, or other benefits hereunder will be subject to applicable withholdings and deductions.  You will not be entitled to receive any further pay or compensation except (i) as expressly set out in this Agreement, and (ii) the pay, if any, accrued and owing under this Agreement up to the date of termination of your employment.

On termination of your employment, regardless of the reason for such termination, you shall immediately (and with contemporaneous effect) resign any directorships, offices or other positions that you may hold, if any, in the Company, Parent or any affiliate, unless otherwise agreed in writing by the Company and Parent.

Q. Work Permit.  You will be required to work in the Canadian office of Parent as further described in Section R below. As such, it continues to be a material requirement of this Agreement that you maintain your authorization to work in Canada during your employment with the Company.  Parent will support your application for such authorization.

R. On-Site Expectations.  You will be expected to be on site at Parent’s place of business as required to perform your duties and responsibilities.

S. Signing Bonus.  You acknowledge and agree that you received a $50,000 USD gross amount signing bonus upon execution of the Prior Agreement (the “Prior Agreement Effective Date”), less statutory and other deductions as required. Should you decide to leave the Company, or should you be terminated with Cause before the first anniversary of the Prior Agreement Effective Date, you will promptly reimburse the Parent the signing bonus in its entirety.

T. [Reserved]

U. FDA Debarment.  As a condition of your employment with the Company, you must certify and reaffirm that you are not under investigation by the FDA for debarment action, have not been debarred under the Generic Drug Enforcement Act of 1992 (21 U.S.C. 301 et seq.), and are not otherwise being investigated, restricted or disqualified from performing services relating to clinical trials by the FDA or any other regulatory authority or professional body in any other jurisdiction. If, during the course of your employment with the Company, you become subject to such investigation or otherwise are restricted or disqualified, you will promptly inform Parent’s Legal Department of such event.

V. Miscellaneous

No Implied Entitlement.  Other than as expressly provided herein, you will not be entitled to receive any further pay or compensation, severance pay, notice, payment in lieu of notice, incentives, bonuses, benefits or damages of any kind.

Continued Effect.  Notwithstanding any changes in the terms and conditions of your employment which may occur in the future, including any changes in position, duties or compensation, the termination provisions in this Agreement will continue to be in effect for the duration of your employment with the Company unless otherwise amended in writing and signed by the Company.

Authorization to Deduct Debts.  If, on the date you leave employment, you owe the Company any money, you hereby authorize the Company to deduct any such debt from your final pay or any other payment due to you to the extent permitted by applicable law.  Any remaining debt will be immediately payable to the Company and you agree to satisfy such debt within 14 days after any demand for repayment, to the extent permitted by applicable law.

Dispute Resolution.  IN CONSIDERATION OF YOUR EMPLOYMENT WITH THE COMPANY, ITS PROMISE TO ARBITRATE ALL EMPLOYMENT-RELATED DISPUTES AND YOUR RECEIPT OF THE COMPENSATION AND OTHER BENEFITS PAID TO YOU BY THE COMPANY, AT PRESENT AND IN THE FUTURE, YOU AGREE THAT ANY AND ALL CONTROVERSIES, CLAIMS, OR DISPUTES WITH ANYONE (INCLUDING THE COMPANY AND ANY EMPLOYEE, OFFICER, DIRECTOR, SHAREHOLDER OR BENEFIT PLAN OF THE COMPANY, IN THEIR CAPACITY AS SUCH OR OTHERWISE), ARISING OUT OF, RELATING TO, OR RESULTING FROM YOUR EMPLOYMENT WITH THE COMPANY OR THE TERMINATION OF YOUR EMPLOYMENT WITH THE COMPANY, INCLUDING ANY BREACH OF THIS AGREEMENT, SHALL BE SUBJECT TO BINDING ARBITRATION, AS SET FORTH IN THE CONFIDENTIALITY AGREEMENT.

Legal Counsel.  You have been advised by the Company to retain independent legal advice with respect to this Employment Agreement.

Currency.  Except as otherwise specifically indicated, all monetary amounts referenced herein are in Canadian dollars. Notwithstanding anything herein to the contrary, the Company, in its discretion, may adjust the compensation payable under this Agreement to be payable in U.S. dollars at any time during the term of your employment with the Company.

Severability.  If any part, article, section, clause, paragraph or subparagraph of this Agreement is held to be indefinite, invalid, illegal or otherwise voidable or unenforceable for any reason, the entire Agreement will not fail on the account thereof and the validity, legality and enforceability of the remaining provisions will in no way be affected or impaired thereby.

Entire Understanding.  We also confirm that this Agreement (including Appendix A) and the attached Confidentiality Agreement and the Equity Incentive Plan and related documentation set forth our entire understanding of the terms of your employment with the Company, and cancels and supersedes all previous invitations, proposals, letters, correspondence, negotiations, promises, agreements with the Parent, the Company, or any related entity (including the Prior Agreement), covenants, conditions, representations and warranties with respect to the subject matter of this Agreement.  Any modifications to these employment terms must be made in writing and signed by both you and the Company.

Governing Law.  This Agreement and all matters arising hereunder will be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard for conflict of law provisions.

Protected Activity Not Prohibited.  I understand that nothing in this Agreement shall in any way limit or prohibit me from engaging in any Protected Activity. For purposes of this Agreement, “Protected Activity” means filing a charge or complaint with, or otherwise communicating or cooperating with or participating in any investigation or proceeding that may be conducted by any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”). I understand that in connection with such Protected Activity, I am permitted to disclose documents or other information as permitted by law, and without giving notice to, or receiving authorization from, the Company or Parent. Notwithstanding, in making any such disclosures or communications, I agree to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company Confidential Information to any parties other than the Government Agencies. I further understand that “Protected Activity” does not include the disclosure of any Company or Parent attorney-client privileged communications. In addition, I hereby acknowledge that the Company has provided me with notice in compliance with the Defend Trade Secrets Act of 2016 regarding immunity from liability for limited disclosures of trade secrets. The full text of the notice is attached in Appendix B.

If you have any questions or concerns regarding the above, please do not hesitate to contact me.

To accept this Agreement on the terms set out herein, please sign where indicated below, and return a signed copy of this Agreement along with a signed copy of the Confidentiality Agreement to me before March 10, 2017.

Yours sincerely,

XENON PHARMACEUTICALS USA INC.

/s/ Ian Mortimer

Ian Mortimer

President

Attachment: Confidentiality Agreement

I hereby confirm that I have read, understand and voluntarily accept the terms of this Agreement:

/s/ James Empfield	March 7, 2017
James Empfield	Date

APPENDIX A

ADDITIONAL TERMS TO EXECUTIVE EMPLOYMENT AGREEMENT

Unless otherwise defined below, capitalized terms used herein will have the meanings set forth in the Agreement.

A.	Conditions to Receipt of Annual Bonus. Your annual bonus must be paid no later than March 15th of the year following the year for which you earn such bonus.

B.	Conditions to Receipt of Severance.

a.

Release of Claims. The receipt of any vesting acceleration, severance payments and benefits pursuant to Sections M or P of the Agreement will be subject to you signing and not revoking a separation agreement and release of claims related to your service with the Company (which may include an agreement not to disparage the Company, affirmation of your obligations under the Confidentiality Agreement (as defined above), and other standard terms and conditions) in a form reasonably satisfactory to the Company (the “Release”) and provided that such Release becomes effective and irrevocable no later than sixty (60) days (or such longer time as may be required by applicable law) following the termination date (such deadline, the “Release Deadline”).  If the Release does not become effective and irrevocable by the Release Deadline, you will forfeit any rights to severance or benefits under this Agreement.  In no event will severance payments or benefits be paid or provided until the Release becomes effective and irrevocable.  In the event that the Release Deadline spans two calendar years, then any severance payments or benefits payable under Sections M or P that otherwise constitute Deferred Payments (as defined below) will be paid no earlier than the first day of the second calendar year, subject to any delayed as may be required for Section 409A.

b.	Section 409A

(i)

Notwithstanding anything to the contrary in this Agreement, no Deferred Payments will be paid or otherwise provided until you have a “separation from service” (within the meaning of Section 409A) from the relevant position or positions.  Similarly, no severance payable to you, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A solely pursuant to Treasury Regulation Section 1.409A‑1(b)(9) will be payable until you have a “separation from service” (within the meaning of Section 409A).

(ii)

Notwithstanding anything to the contrary in this Agreement, if you are a “specified employee” within the meaning of Section 409A at the time of your termination of employment (other than due to death), then the Deferred Payments that are payable within the first six (6) months following your separation from service, will, to the extent required to be delayed pursuant to Section 409A(a)(2)(B) of the Code, become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of your separation from service.  All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit.  Notwithstanding anything herein to the contrary, if you die following your separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of your death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit.  In no event will the Company reimburse you for any taxes that may be imposed on you as a result of Section 409A. Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A‑2(b)(2) of the U.S. Treasury Regulations.

(iii)

Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the U.S. Treasury Regulations will not constitute Deferred Payments for purposes of this Agreement.

(iv)

Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the U.S. Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Payments for purposes of this Agreement.

(v)

With respect to any expense reimbursements which are not otherwise excludible from your gross taxable income, to the extent required to comply with the provisions of Section 409A, no reimbursement of expenses incurred by you during any taxable year shall be made after the last day of the following taxable year, the right to reimbursement of any such expenses shall not be subject to liquidation or exchange for another benefit, and the amount of expenses eligible for reimbursement during any taxable year may not affect the expenses eligible for reimbursement in any other taxable year.

(vi)

The provisions of this Agreement and the payments and benefits hereunder are intended to be exempt from or comply with the requirements of Section 409A so that none of the severance or other payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to be so exempt or so comply.  The Company and you agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A.

(vii)	Definitions:

(A)

“Deferred Payment” means any severance pay or benefits to be paid or provided to you (or your estate or beneficiaries) pursuant to this Agreement and any other severance payments or separation benefits to be paid or provided to you (or your estate or beneficiaries), that in each case, when considered together, are considered deferred compensation under Section 409A.

(B)

“Section 409A” means Section 409A of the U.S. Internal Revenue Code of 1986 (the “Code”) and the final regulations and any guidance thereunder and any applicable state law equivalent, as each may be amended or promulgated from time to time.

(C)

“Section 409A Limit” means two (2) times the lesser of: (i) your annualized compensation based upon the annual rate of pay paid to you during your taxable year preceding the taxable year of your separation from service as determined under U.S. Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any U.S. Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which your separation from service occurred.

“Cause” shall mean: (i) your continued failure to substantially perform the material duties and obligations under this Agreement (for reasons other than death or disability), which failure, if curable within the discretion of the Company, is not cured to the reasonable satisfaction of the Company within thirty (30) days after receipt of written notice from the Company of such failure; (ii) your failure or refusal to comply with the policies, standards and regulations established by the Company from time to time which failure, if curable in the discretion of the Company, is not cured to the reasonable satisfaction of the Company within thirty (30) days after receipt of written notice of such failure from the Company; (iii) any act of personal dishonesty, fraud, embezzlement, misrepresentation, or other unlawful act committed by you that benefits you at the expense of the Company; (iv) your violation of a U.S. or Canadian federal, provincial or state law or regulation applicable to the Company’s business; (v) your violation of, or a plea of nolo contendere or guilty to, a felony under the laws of the United States or any state or Canada or any province; (vi) your material breach of the terms of this Agreement or the Confidentiality Agreement; or (vii) the Company’s severe financial distress, whereby the Company is in the process of winding down its business and your employment is terminated in connection with such winding down.

SCHEDULE A

Disclosure of Volunteer, Board and Other External Commitments

Position	Organization	Length of Appointment/Engagement
None

Schedule B

Duties and Responsibilities

Your duties and responsibilities in this position will include those listed below:

1.	Leading the growth of Parent’s drug discovery and development pipeline from identified targets to the pre-clinical development stage.
2.	Providing direction and input on pre-clinical discovery activities in a manner that aligns with Parent’s focus on rare diseases.
3.	Managing lead optimization activities.
4.	Evaluating and selecting lead and development candidates.
5.	Designing the Parent’s internal pre-clinical discovery stage programs and research protocols, and evaluation of program progression.
6.	Developing and managing pre-clinical discovery R&D budgets.
7.

Participating in the initial recruitment, development and retention of key human resources within the preclinical discovery R&D group. Parent’s SVP, Drug Discovery will also be responsible for evaluating external R&D providers, including CROs and vendors.

8.	Working with partners and potential partners to develop partnered research plans and responsibilities.
9.	Monitoring and reporting internally on partnered R&D activities and milestone progression.
10.	Other duties as required from time to time.
11.	Strictly adhere to all Company and Parent corporate policies, particularly those concerning confidentiality, intellectual property, and safety.

APPENDIX B

Section 7 of The Defend Trade Secrets Act of 2016

“ . . . An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. . . . An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual—(A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”